CONFIDENTIAL SEVERANCE AGREEMENT AND GENERAL RELEASE

This Confidential Severance Agreement and General Release (“Agreement”), is made and entered into by and between the undersigned individual Brad N. Graves (“Graves” or “you”) and Genesis Energy, Inc. (the “Company”), Grant E. Sims (“Sims”), and Joseph A. Blount, Jr. (“Blount”) (the signatories to this Agreement will be referred to collectively as the “Parties,” and the Parties other than you are the “Other Parties”) as follows:

WHEREAS, Sims, Blount and you were negotiating the definitive terms and conditions pursuant to which (i) the Company and its affiliates would, under certain circumstances, compensate a management team led by Sims (and to include you initially) for services rendered to the Company, and (ii) how, and under what circumstances, Sims, Blount, you and any other members of that management team potentially might share such compensation;

WHEREAS, the Company employed you as Executive Vice President since on or about August 8, 2006;

WHEREAS, the Company terminated your employment on or about November 26, 2007;

WHEREAS, the Parties desire to amicably sever the employment and other business relationships that existed between them;

WHEREAS, in consideration of the services rendered by you and the additional undertakings provided for herein, the Other Parties have agreed to compensate you by having the Company provide the severance compensation described in this Agreement;

WHEREAS, the Parties have agreed, without any Party admitting liability of any kind, to enter into this Agreement pursuant to which each and every claim and/or cause of action asserted or which could have been asserted by you against the Company, Sims, Blount and any of their affiliates will be forever and finally released; and

WHEREAS, the Parties have read and understand the terms and provisions of this Agreement, and desire and intend to be bound by the terms and provisions of this Agreement applicable to such Party.

NOW, THEREFORE, in consideration of the covenants and mutual promises and agreements herein contained, and other valuable consideration, the sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.  Release and Waiver Agreement. The Parties acknowledge and understand that this Agreement is a mutual release and waiver contract and that this document is legally binding. You and the Other Parties understand that by signing this Agreement, each Party has read and understood each provision and is agreeing to all of the provisions set forth in the Agreement applicable to such Party.

2.  Claims Covered by Agreement. You and the Other Parties acknowledge and understand that this Agreement applies only to claims which accrue or have accrued prior to the date this Agreement is executed by you and the Other Parties.

3.  Termination of Employment and Other Arrangements. Your employment with the Company, and any other arrangement (including claims of ownership of any equity interest in any entity) you may have had with any Other Party or their affiliates, is terminated effective November 26, 2007.

4.  Severance Benefits. In exchange for the promises you make in this Agreement, the Company covenants and agrees to pay you severance compensation in the lump sum amount of Two Million One Hundred Thousand and no/100 Dollars ($2,100,000) (the “Severance Compensation”). The Company’s payment of this Severance Compensation is made in connection with the severance of services and is subject to applicable federal, state, and local taxes and withholding. The Company and Graves agree to file all tax returns consistent with the agreement that such payment is made in connection with the severance of services. This Severance Compensation is above and beyond any compensation owed to you separate and apart from this Agreement, whether in connection with your employment with the Company, your arrangement with Sims, Blount or any Other Party Releasee (defined below) or otherwise.

You will also receive continued paid medical and dental coverage for you and your dependents, at no cost to you, under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) for 18 month(s) in the amount of $1,014.00 per month, provided that you make a valid COBRA election. In the event you become eligible for coverage as a participant or beneficiary in an employee welfare benefit plan of another company at any time during the 18 month period following execution of this Agreement, the Company's obligation to pay monthly COBRA premiums for you shall cease. You agree to notify the Company immediately upon becoming eligible to participate (as participant or beneficiary) in another company's benefit plan. Employee welfare benefit plan as used herein includes but is not limited to benefit plans providing coverage for medical, dental, and other healthcare related expenses.

You acknowledge that this Severance Compensation and continued medical and dental coverage are in addition to any monies or benefits to which you were already entitled. The Severance Compensation will be paid to you on the first business day following the expiration of the seven day (7) revocation period for this Agreement described in Paragraph 7c. below (but only if you do not revoke the Agreement during this period). The continuation of your medical and dental coverage on the terms described above is also contingent on your not revoking this Agreement during the seven (7) day revocation period.

5.  Release And Waiver By Other Parties. In consideration for (i) the conveyance of all rights, title and interests, if any, in and to the ownership interests in the Company or any other affiliates of the Other Parties, and any claims for any such interests, by Graves and (ii) the covenants herein, the Other Parties agree to the following:

              a.       The Company hereby releases, acquits, defends, holds harmless, and agrees to indemnify Graves with respect to any claims, losses, liabilities, obligations and causes of action, known or unknown, by the Company, Genesis Energy, L.P., their parents, affiliates and subsidiaries, including but not limited to Denbury Resources Inc. and its affiliates and subsidiaries, their respective officers, directors, partners, managers, employees, stockholders, members, representatives and agents (collectively “the Company Releasees”), arising out of, connected with, or relating to: (i) Graves’ employment with the Company; (ii) Graves’ duties as an officer of the Company; and (iii) any fiduciary duty owed by Graves to the Other Parties released herein. The Company represents and warrants that no Company Releasee has assigned to any third party any claim involving Brad Graves or otherwise authorized any third party to assert any claim on its behalf against Graves.

b.  Each of Sims and Blount hereby release, acquit, defend, hold harmless, and agree to indemnify Graves with respect to any claims, losses, liabilities, obligations and causes of action, known or unknown, by such party and his respective affiliates other than the Company Releasees, including his family, estate, heirs, beneficiaries, executors, and administrators (including their successors and assigns) and their respective officers, directors, partners, managers, employees, stockholders, members, representatives and agents (collectively, the “Sims Releasees”), arising out of, connected with, or relating to any duty owed by Graves to such Sims Releasees.

6.  Release and Waiver By Graves. In consideration for the Severance Compensation described in this Agreement, you agree to the following:

a.  You knowingly and voluntarily waive, release, acquit, defend, hold harmless, and agree to indemnify the Company Releasees and the Sims Releasees (collectively the “Other Party Releasees”), with respect to any and all claims, losses, liabilities, obligations and causes of action, known and unknown, by you and your affiliates, including your family, estate, heirs, beneficiaries, executors, and administrators (including their successors and assigns) and their respective officers, directors, partners, managers, employees, stockholders, members, representatives and agents, including their successors and assigns (collectively, the “Graves Releasees”), arising out of, connected with, or relating to: (i) your employment or any arrangement you may have had with any Other Party Releasee; (ii) the Other Party Releasees’ refusal or failure to continue your employment or any arrangement you may have had with any Other Party Releasee; or (iii) the termination of your employment or any arrangement you may have had with any Other Party Releasee, including, but not limited to, claims for compensation, commissions, bonuses, equity or member interests (including any claim which might be made under the letter dated August 8, 2006, among the Company, Denbury Resources, Inc. and Sims), distributions, distribution rights, stock options, other wages and benefits, breach of contract, wrongful termination, impairment of economic opportunity, intentional infliction of emotional distress, claims based on personal injury, work-related accident, any breach of implied or express covenant of good faith and fair dealing, violation of public policy, or any other contract, tort or personal injury claim, or claim based on any municipal, state or federal statute, regulation or ordinance relating to employment, employment discrimination or retaliation, including Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000 et seq.; The Civil Rights Act of 1866, as amended, 42 U.S.C. § 1981; The Civil Rights Act of 1991, as amended, 42 U.S.C. § 1981a; The Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. § 621 et seq.; Americans With Disabilities Act, as amended, 42 U.S.C. § 12101 et seq.; Fair Labor Standards Act, as amended, 29 U.S.C. § 201, et seq.; Equal Pay Act, as amended, 29 U.S.C. §201 et seq.; National Labor Relations Act, as amended, 29 U.S.C. § 151 et seq.; Worker Adjustment and Retraining Notification Act, as amended, 29 U.S.C. § 2101 et seq., Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. § 1000 et seq.; Family and Medical Leave Act, as amended, 29 U.S.C. § 2601, et seq.; Texas Labor Code § 21.001, et seq.; or any other statute, rule, regulation, ordinance, or common civil or other law, or judicial or administrative interpretation whether promulgated by federal, state, local or other jurisdiction or political subdivision.

b.  You understand and agree that by signing this Agreement, you — on behalf of yourself and each Graves Releasee — agree to give up any right or entitlement you may have under federal, state or local law against the Other Party Releasees, concerning any events related to your employment or termination, or the Company’s failure to continue your employment or any other arrangement you may have with any Other Party Releasee. This Agreement extinguishes any potential employment discrimination claims you may have relating to your employment with the Company and the Company’s termination of your employment existing on the date you sign this Agreement or any other arrangement you may have with any Other Party Releasee. Although this Agreement does not bar you from filing a charge of discrimination with the Equal Employment Opportunity Commission or any state or local civil rights agency, by this Agreement you affirmatively, knowingly and voluntarily waive any claim or right to monetary or equitable relief from any such charge of discrimination.

c.  You further represent and warrant that you have not assigned to any third party any claim involving the Other Party Releasees or authorized any third party to assert on your behalf any claim against the Other Party Releasees. If a third party asserts a claim against the Other Party Releasees on your behalf or includes you as a class member in any class action involving any claim, you agree to not accept any benefits or damages relating or arising out of such claim.

7.	Consultation with Attorney, Review Period, and Revocation Period.

a.  You are advised, and acknowledge that you have been advised, to consult with an attorney prior to executing this Agreement concerning the meaning, import, and legal significance of this Agreement. You acknowledge that you have read this Agreement, as signified by your signature hereto, and are voluntarily executing the same for the purposes and consideration herein expressed.

b.  You acknowledge that you have been provided with a period of at least twenty-one (21) calendar days within which to consider, review, and reflect upon the terms of this Agreement. Any discussions about or changes to the Agreement, whether material or immaterial, do not restart the running of the 21-day period.

c.  You have seven (7) calendar days in which you may revoke this Agreement after you sign it. If you choose to revoke the Agreement, please notify the General Counsel of the Company in writing prior to the expiration of seven (7) calendar days after you have signed the Agreement.

d.  This Agreement shall not be effective until the expiration of seven (7) calendar days after you sign it without revoking it.

8.  General Partner Liability Insurance. You will continue to be insured or otherwise indemnified to the extent you are currently insured under the terms of the Company’s General Liability Insurance Policy including Directors and Officers Coverage with respect to any and all claims, losses, liabilities, obligations and causes of action arising out of, connected with, or relating to: (i) your employment; or (ii) the termination of your employment. To the extent tail coverage is necessary to maintain coverage as currently existing and reasonably available (but not at a cost in excess of 125% of current premiums), Company shall acquire same at no expense to Graves.

9.  Confidentiality. You shall treat the terms of this Agreement as strictly confidential. You shall not disclose the terms of this Agreement to anyone other than your spouse, attorney, accountant or tax advisor, without the Company’s prior written approval, except as may be required by law, or court order. If you receive a request pursuant to applicable law to disclose the existence or terms of this Agreement, you shall promptly notify each other Party to enable it to seek a protective order or other appropriate remedy. You agree to notify your spouse, attorney, accountant and tax advisor of the confidential nature of this Agreement.

The Parties may use this Agreement as evidence in a subsequent proceeding in which a Party alleges a breach of this Agreement. Other than the exceptions set forth herein, the Parties agree they shall not voluntarily introduce this Agreement as evidence in any proceeding or in any lawsuit unless required by law or court order. The Parties agree that this confidentiality obligation is contractual and its terms are material to this Agreement.

10.  Confidential Information and Trade Secrets. You agree that you shall not, without the prior written consent of the Company, directly or indirectly, disclose, reveal or communicate, or cause or allow to be disclosed, revealed or communicated to any unauthorized person any of any Company Releasee’s confidential matters, proprietary information or trade secrets, including, without limitation, studies, plans, financial data, information regarding projects or development prospects, acquisition candidates, strategies or any other proprietary business information or plans you had knowledge of prior to the date of this Agreement, including the projects set forth on Exhibit A. You further agree not to utilize any such confidential or proprietary information or trade secrets of Company for your benefit or the benefit of others, including, without limitation, others in direct or indirect competition with the Other Parties and their affiliates. The obligations set forth in this Paragraph 10 shall be in addition to any other confidentiality obligations that you may have to any of the Other Party Releasees. The Parties expressly acknowledge that Graves was hired by the Company due to his existing general industry knowledge and expertise. This covenant is not intended to restrict Graves’ ability to use or leverage that knowledge or experience, only to prevent Graves from using confidential information of the Other Parties and their affiliates.

You further acknowledge that the injury the Other Party Releasees will suffer in the event of your breach of any covenant or agreement set forth in Paragraphs 9, 10, 11 and 13 cannot be compensated by monetary damages alone.

11.  Company Property.  You agree to return all Company property, equipment, documents and other tangible things, including keys, pagers, corporate credit cards, and laptop or other computers, in accordance with the Company’s policies and rules, before the date on which this Agreement becomes effective. Company agrees to provide in writing an itemized list of any items it contends are Company property. You agree to not destroy, alter, erase, or otherwise change any software, data, or other information belonging to the Company. You further agree the Company may withhold from your Severance Compensation monies equal to the value of Company property, equipment and tangible things you fail to return provided that no sums may be withheld if Company has not provided such itemized listing to Graves. In addition, you agree that the Company may withhold from your Severance Compensation any monies you owe the Company, including but not limited to, charges to the corporate credit card for which you did not submit a valid expense report, unused travel advances, salary draws, etc. Prior to withholding sums for such charges, Company must tender a written list of rejected expenses or charges, and provided Graves a reasonable opportunity to cure such defect.

12.  Cooperation. For a reasonable period after your termination, you agree to make yourself available and to reasonably cooperate with each other Party in any future claims or lawsuits involving the Other Party Releasees where you have knowledge of the underlying facts or to affect the completion of your outstanding employment duties or the transfer of such duties. Each such Requesting Party agrees to reimburse you for time you spend at such Party’s request at a rate per hour equivalent to what you earned with the Company immediately before your notice of termination. Any obligations performed to affect the completion or transfer of your duties shall be performed as an independent contractor, not as an employee. You will not be reimbursed if you are a named party in any claim or lawsuit for activities associated with your defense except to the extent insurance or indemnity is available to other executives. All time spent cooperating with Company on its defense shall be reimbursed. In addition, you agree not to voluntarily aid, assist or cooperate with any claimant or plaintiff or their attorneys or agents in any claim or lawsuit commenced against the Other Party Releasees.

Nothing in this Agreement should be construed to prevent you from initiating or participating in any state of federal agency administrative proceeding or from testifying at an administrative hearing, deposition, or in court in response to a lawful subpoena .

13.  Non-Solicitation. For one (1) year following the date of this Agreement, you agree not to directly or indirectly, on your own behalf or on behalf of another person or entity, hire or solicit for hire any employees of the Company or any of its affiliates or in any manner attempt to influence or induce any employee of the Company or any of its affiliates to leave their employment.

14.  No Authority. As of your termination date, you shall have no authority to obligate the Company in any manner, and shall not enter into any contracts on the Company’s behalf. You shall not make any representation, warranty, or other statement, or take any action, that may be construed by a third party to indicate that you have authority to obligate the Company or to enter into a contract on the Company’s behalf.

15.  Public Statements. The Parties mutually agree not to make any untrue, misleading, or defamatory statements concerning any of Other Parties.

16.  Non-Admission of Wrongdoing. This Agreement shall not in any way be construed as an admission of liability or as an admission that any of the Other Party Releasees have acted wrongfully with respect to you. Each of the Other Party Releasees specifically denies and disclaims any such liability or wrongful acts.

17.  Reference Letters. If a prospective employer contacts the Company to obtain your employment information or a recommendation, the Company will provide only your employment dates and job title, unless you authorize the Company in writing to provide additional information.

18.  Knowing and Voluntary Agreement. You acknowledge and agree that after you received a copy of this Agreement: (i) you have had an opportunity to review this Agreement and to consult an attorney before signing it; and (ii) you enter into the Agreement knowingly, voluntarily and after any consultations with your attorney or other advisor as you deemed appropriate.

19.  Choice of Law and Venue. You and the Company agree that this Agreement shall be performed in Harris County, Texas and that the laws of the State of Texas shall govern the enforceability, interpretation and legal effect of this Agreement. The Parties agree to submit to the jurisdiction of the federal and state courts sitting in Harris County, Texas, for all purposes relating to the validity, interpretation, or enforcement of this Agreement, including, without limitation, any application for injunctive relief.

20.  Severability. The Company and you agree that, if any term of this Agreement shall be determined by a court to be void or unenforceable, the remaining provisions will remain effective and legally binding, and the void or unenforceable term shall be deemed not to be a part of this Agreement.

21.  Amendments. Any modification of this Agreement or additional obligation assumed by any Party in connection with this Agreement shall be binding only if evidenced in writing signed by each Party or an authorized representative of each Party. Additionally, this Agreement cannot be changed or terminated orally, but may be changed only through written addendum executed by all Parties.

22.  Remedies. Any material breach by a Party of the terms and conditions contained in this Agreement shall give the Other Parties the right to discontinue the performance of any unperformed duties and obligations under this Agreement to the extent permitted by applicable law. If a Party breaches any term of the Agreement, any delay by another Party to enforce the Agreement shall not be deemed a waiver, acceptance, or acquiescence. No waiver shall bind a Party unless supported by consideration, executed in writing, and delivered to the first Party by an authorized representative.

23.  Effective Period. This Agreement is null and void if: (i) you fail to execute and return it within 21 calendar days of receipt; or (ii) you sign it within 21 calendar days, but revoke your execution within seven (7) calendar days after signing it.

24.  Entire Agreement. This Agreement constitutes our entire agreement and supersedes any prior agreements or understanding between you and the Other Party Releasees, except any confidentiality obligations referred to in Paragraph 10. The Parties acknowledge that they each enter into this Agreement without reliance on any written or oral promise or representation, other than those contained in this Agreement.

IN WITNESS WHEREOF, this Confidential Severance Agreement and General Release has been executed by each of the listed parties as of the later date below.

Brad N. Graves

Signature: _______Brad Graves______________

Date: _____December 20, 2007______________

Genesis Energy, Inc.

By: ___Ross A. Benavides__________________

Ross A. Benavides, Chief Financial Officer & General Counsel

Date: ____December 20, 2007_______________

Grant E. Sims

Signature: ____Grant E. Sims_________________

Date: ________December 20, 2007____________

Joseph A. Blount, Jr.

Signature: ________Joseph A. Blount, Jr.

Date: ___________December 20, 2007_________